SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12

SLM Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Project Mustang

Messages for Sales Employees

•	This transaction has the full support of our management and of our board of directors.

•	This agreement affirms our long standing practice of keeping integrity at the forefront of all our business dealings.

•
This transaction will not impact the 2007-2008 student loan processing year. There will be no change in service levels to students or schools. Our commitment to raising the bar on service levels to students and schools remains.

•	The transaction will have no change on the current 2007-2007 ICP plan

•	Sallie Mae will continue to promote our internal brands and our lender partners. Bank of America and JP Morgan Chase are equity investors and are not combining their student loan businesses with us.

•	We expect our sales force to continue to perform their jobs with the dedication and enthusiasm they have demonstrated over the years.

•	Today’s transaction has no connection to the recent settlement with the NY AG. We will continue to comply fully with the Code of Conduct that we signed with the AG’s office.

•	As employees and shareholders, we can be equally excited by this news, as it is a vote of confidence for our collective talent and hard work.

•	This milestone affirms our past performance and projects a bright future.

•
The J.C. Flowers & Co. and group interest in taking a publicly-traded company to a privately held organization is recognition of the growth and success our company has experienced over the past 10 years.

•
This transaction will not impact our day-to-day operations - it will remain business as usual. Our peak processing season is fast approaching, and we ask employees to remain focused and continue the outstanding work that has made Sallie Mae the No. 1 provider of student loans.

•
We will continue to provide world-class products and services. We will continue to introduce innovative technology and cost-effective financial solutions to our customers. Our plans for growing our business also remain the same. We will continue to meet or exceed our targets.

•
Going forward, employees will benefit from the continuity of a solid business plan and new investments in the future of the business. We look forward to even greater accomplishments with the investment made by J.C. Flowers & Co., Bank of America and JP Morgan Chase.

•	Upon closing of the transaction, employees’ stock and stock options will vest and be cashed out and distributed.

•	If you have additional questions, please contact your manager or your local human resource office. Additionally, you can post questions to the Forum on Sallie Mae Central.

###

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, SLM Corporation, 12061 Bluemont Way, Reston, Va. 20190, telephone (703) 984-6746, or from the Company’s Web site, http://www.salliemae.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 9, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.